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                                                                     Exhibit 4.7

                                    Amendment
                                       To
           Non-Qualified Retirement/Savings Plan of Apache Corporation

Apache Corporation ("Apache") maintains the Non-Qualified Retirement/Savings Plan of Apache Corporation (the "Plan"). Pursuant to section 8.02 of the Plan, Apache has retained the right to amend the Plan. Apache hereby exercises that right, effective as of January 1, 1999, as follows.

1. Paragraph 1.06(a)(iii) shall be replaced in its entirety by the following.

         (iii) the regular annual bonus (unless all or a portion is excluded by the Committee before the regular annual bonus is paid) and any other bonus designated by the Committee,

2. Paragraphs 1.06(b)(xi) and (xii) shall be replaced in their entirety by the following.

         (xi) any bonus other than (i) a regular annual bonus not otherwise excluded by the Committee and (ii) a bonus specifically included as Compensation by the Committee, in each case pursuant to the provisions of paragraph 1.06(a)(iii).

         (xii) except as provided under paragraph (a)(vi), any benefit accrued under, or any payment from, any nonqualified plan of deferred compensation.

3. Subsection 3.01(d) shall be replaced in its entirety by the following.

   (d) Deferrals from Bonuses. In addition to the Deferred Contributions that are provided for in Subsections 3.01(b) and 3.01(c) above, a Participant may also elect to defer up to 75% of any "eligible bonus" by filing an Enrollment Agreement with the Committee. An "eligible bonus" is any bonus described in Paragraph 1.06(a)(iii) unless excluded pursuant to the terms of such paragraph. The Committee must receive the Participant's signed Agreement by the date specified by the Committee, which date shall be no later than the day before the size of the eligible bonus is determined.

4. Subsection 3.02(a) shall be replaced in its entirety by the following.

   (a)  Matching Contribution.

         (i) The matching contribution for this Plan shall be calculated each pay period, after the Savings Plan's matching contribution is calculated. The "total match" each pay period shall be equal to the Participant's "total deferrals"




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               for the pay period, up to a maximum total match for a pay period of 6% of the pay period's Compensation.

         (ii)  Definitions.

               The "total match" is equal to the matching contribution to the Participant's Account in this Plan plus the Company Matching Contribution allocated to the Participant's accounts in the Savings Plan.

               The "total deferrals" for a pay period are equal to (i) the Participant's Deferred Contributions for the pay period, including any Deferred Contributions from an eligible bonus as defined in paragraph 3.01(d) that is paid during the pay period, plus (ii) the Participant's salary deferrals to the Savings Plan for the pay period.

         (iii) Additional Match. If a Participant's match in the Savings Plan is reduced to comply with any requirement of federal law (such as the ACP or multiple-use test of Code section 401(m) or the limits imposed by Code section 415 or 401(a)(17)) after the match for this Plan has been calculated, then the Participant's match for this Plan shall be increased by the amount of the reduction in the match in the Savings Plan.

         (iv) Exception. Notwithstanding paragraphs (i) and (iii) above, the matching contribution for a Participant shall be $0 for any Plan Year in which the Participant fails to make the maximum possible salary deferral to the Savings Plan for that Plan Year. If a matching contribution is made to the Participant's Account in this Plan before he makes the maximum possible salary deferral to the Savings Plan for the Plan Year, and the Participant fails to contribute the maximum possible salary deferral to the Savings Plan for the Plan Year, then the Participant shall forfeit any matching contribution (adjusted to reflect any investment gains or losses thereon) made to the Participant's Accounts for the Plan Year.


IN WITNESS WHEREOF, this Amendment has been executed the date set forth below.

                                          APACHE CORPORATION


                                          By: /s/ Daniel L. Schaeffer
                                              -----------------------

Date: February 22, 2000                   Title: Vice President, Human Resources





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